Exhibit 99.1

AML Communications Announces a Superior Offer from Microsemi

CAMARILLO, CA – April 6, 2011 – AML Communications, Inc. (OTCBB: AMLJ) today announced that Microsemi Corporation (Nasdaq: MSCC) has submitted a formal binding offer to acquire all of the outstanding shares of AML common stock for $2.50 per share in cash upon the terms and conditions set forth in a proposed Agreement and Plan of Merger (the “Proposed Merger Agreement”).  As previously announced, AML entered into an Agreement and Plan of Merger on February 13, 2011 with Anaren, Inc. and a wholly-owned subsidiary of Anaren (the “Anaren Merger Agreement”), pursuant to which Anaren agreed to acquire all of the outstanding shares of AML common stock for $2.15 per share in cash.

On April 5, 2011, AML’s board of directors, after consultation with AML’s independent financial and legal advisors, determined that Microsemi offer constitutes a “Superior Offer” within the meaning of the Anaren Merger Agreement, and that, in light of such “Superior Offer,” the failure of the board of directors to withdraw or modify its recommendation in favor of the Anaren Merger Agreement would violate the directors’ fiduciary duties to the AML stockholders under applicable law.

AML has notified Anaren of AML’s receipt of Microsemi’s offer and that AML’s board of directors intends to withdraw its recommendation in favor of the pending merger transaction between AML and Anaren. In accordance with the terms of the Anaren Merger Agreement, Anaren has until the close of business on April 11, 2011 to deliver a proposal to AML that would cause Microsemi’s offer to cease to constitute a “Superior Offer.”  Pursuant to the terms of the Anaren Merger Agreement, AML is required to negotiate in good faith with Anaren for a period of three business days after the business day that the notice is received by Anaren in accordance with the terms of the Anaren Merger Agreement such that it would cause Microsemi’s offer to no longer constitute a “Superior Offer”.  If Anaren does not favorably adjust the terms of the Anaren Merger Agreement, then AML intends, promptly after the expiration of the three business day negotiating period, to notify Anaren that its Board of Directors has recommended that its stockholders vote against the merger with Anaren.  It also intends to execute the definitive agreement with Microsemi in such event.   There is no assurance that the proposed transaction with Microsemi will be completed.

AML does not have a unilateral right to terminate the Anaren Merger Agreement.  Unless it is terminated by Anaren, AML is contractually obligated to hold a stockholder meeting on the Anaren merger proposal even if Microsemi’s offer remains a Superior Offer.  Under such circumstances, the AML Board of Directors will recommend that stockholders vote against the Anaren merger.  In the event that Anaren ultimately terminates the Anaren Merger Agreement following the recommendation change, AML will be obligated to pay Anaren a break-up fee in the amount of $800,000.  This break-up fee is to be paid by Microsemi under the terms of the Proposed Merger Agreement.

About AML Communications

AML Communications is a designer, manufacturer, and marketer of microelectronic assemblies for the defense industry. Its key customers include Raytheon, Lockheed Martin, Northrop Grumman, L-3 Communications, BAE, and others. The Company’s extensive range of microwave products can be found in leading defense projects. For more information, visit www.amlj.com.

Forward Looking Statements

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,”, “schedules”, and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Additional Information

In connection with the proposed merger with Anaren, AML filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on March 7, 2011.  When completed, a definitive proxy statement and form of proxy will be filed with the SEC and mailed to the Company’s stockholders.  Before making any voting decision, AML’s stockholders are urged to read the preliminary proxy statement, and, when available, the definitive proxy statement carefully, as it will contain important information about the company and the proposed merger that stockholders should consider before making a decision about the merger. AML’s stockholders may obtain a copy of the preliminary proxy statement, the definitive proxy statement (when available) and other documents filed by AML with the SEC, without charge, from the SEC’s website (www.sec.gov) or, without charge, from AML by mail or from AML’s website (www.amlj.com).

Contact:

Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201